CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated February 10, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of Templeton Global Opportunities Trust, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" as included in the N-1A registration statement of Templeton Global Opportunities Trust filed on April 27, 2006, which have been incorporated by reference in the Registration Statement.

/s/PRICEWATERHOUSECOOPERS LLP
San Francisco, California
August 11, 2006